Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of KLX Energy Services Holdings, Inc. of our report dated June 20, 2018, relating to the financial statements of the Energy Services Group Business of KLX Inc.  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocation of certain corporate expenses), appearing in Amendment No. 2 to Form 10 of KLX Energy Services Holdings, Inc. filed on August 24, 2018.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

September 13, 2018